Exhibit 10.2

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (this “Agreement”), made as of the 16th day of March, 2021 (the “Effective Date”), by and among FVCBankcorp, Inc., a Virginia chartered registered bank holding company (the “Company”), FVCbank, a Virginia chartered commercial bank (the “Bank”, and together with the Company, the “Employer”), and Patricia A. Ferrick (“Executive”).

WHEREAS, Executive is currently engaged as the President of the Company and the Bank;

WHEREAS, the Company and Executive are parties to that certain Change in Control Agreement, dated March 9, 2018 (the “Prior Agreement”);

WHEREAS, the Employer and Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions.

(a)            Affiliate. For purposes of this Agreement “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)            Bank Entities. For purposes of this Agreement “Bank Entities” shall mean and include any of the Bank, and, whether currently existing or hereafter organized, any direct or indirect subsidiary of the Bank, any direct or indirect parent holding company of the Bank, and any direct or indirect subsidiary of any holding company of the Bank.

(c)            Bank Regulatory Agency. For purposes of this Agreement “Bank Regulatory Agency” shall mean any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily be limited to:

(a)	the FDIC;

(b)	the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the Virginia Bureau of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)	any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)	any predecessor, successor or assignee of any of the foregoing.

(d)           Board. For purposes of this Agreement “Board” shall mean the board of directors of the Company and/or or the Bank, as the context requires and, where appropriate, includes any committee thereof or other designee.

(e)            Cause. For purposes of this Agreement, “Cause” shall mean:

(i)             any act of theft, fraud, intentional misrepresentation, personal dishonesty or breach of fiduciary duty involving personal gain or similar conduct by Executive with respect to the Bank Entities or the services to be rendered by her under this Agreement;

(ii)            any Bank Regulatory Agency action or proceeding described in Section 12 against Executive based upon a finding by the Bank Regulatory Agency of her negligence, fraud, malfeasance or misconduct;

(iii)          Executive’s non-appealable conviction or plea of nolo contendere at the trial court level, of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

(iv)             any of the following conduct on the part of Executive that Executive has not been corrected or cured within thirty (30) days after having received written notice from the Employer detailing and describing such conduct, or where a correction or cure by its nature cannot be achieved within such period, corrective or curative action has been commenced within such thirty (30) day period (provided, however, that the Employer shall not be required to provide Executive with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

(1)          habitual absenteeism, or the failure by or the inability of Executive to devote full time attention and energy to the performance of Executive’s duties pursuant to this Agreement (other than by reason of her death or Disability);

(2)              intentional material failure by Executive to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board, which are consistent with her position;

(3)            willful or intentional misconduct on the part of Executive that is materially injurious to the financial condition or business reputation of the Employer or any of its Affiliates; or

(4)             any action (including any failure to act) or conduct by Executive in violation of a material provision of this Agreement (including but not limited to the provisions of Section 7 hereof, which shall be deemed to be material); or

(5)           the use of drugs, alcohol or other substances by Executive to an extent which materially interferes with or prevents Executive from performing her duties under this Agreement;

(6)            Executive unreasonably fails or refuses to fully cooperate in all material respects with transitioning her duties to a successor and to otherwise helping to minimize the adverse impact of her resignation upon the operations of the Employer in connection with termination for Good Cause.

(f)            Change in Control. For purposes of this Agreement a “Change in Control” shall mean any one of the following events occurring after the Effective Date:

(i)             there shall be consummated (1) any consolidation, merger, share exchange, or similar transaction relating to the Employer, or pursuant to which shares of the Employer’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Employer’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (2) any sale of all or substantially all of the assets of the Employer, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(ii)            any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than fifty percent (50%) of the voting power of all outstanding securities of the Employer entitled to vote generally in the election of directors of the Employer (including, without limitation, any securities of the Employer that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(iii)           over a twelve (12) month period, a majority of the members of the Board are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election.

(iv)          Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 4 does not also constitute a “change in ownership” of the Employer, a “change in effective control” of the Employer or a “change in the ownership of a substantial portion of the assets” of the Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Treasury Regulations promulgated thereunder (collectively, “Section 409A”), then such event shall not constitute a “Change in Control” hereunder.

(g)          Competitive Business. For purposes of this Agreement, “Competitive Business” shall mean the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

(h)           Disability. For purposes of this Agreement, “Disability” shall mean a mental or physical condition which, in the good faith opinion of the Board, renders Executive, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Employer and Executive (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

(i)             FDIC. For purposes of this Agreement, “FDIC” shall mean the Federal Deposit Insurance Corporation.

(j)             Good Reason. For purposes of this Agreement, “Good Reason” shall mean, during the term of Executive’s employment under this Agreement, and without Executive’s consent, the following occurs:

(1)            any breach of the material terms of this Agreement by the Employer;

(2)            any material and adverse change in the reporting relationship(s), authority, duties or responsibilities of Executive;

(3)            any assignment of duties that are materially and adversely inconsistent with Executive’s position or that are materially and adversely inconsistent with Executive’s authority, duties or responsibilities described in this Agreement;

(4)          the relocation of Executive without Executive’s consent to any principal place of employment that is a material change from the main office of the Bank as the Bank may from time to time designate; provided, however, this Subsection (d) shall not apply in the case of business travel which requires Executive to relocate temporarily for periods of ninety (90) days or less; or

(5)            any material and adverse change in Executive’s Salary or annual bonus opportunity.

Notwithstanding the foregoing, no event shall constitute Good Reason unless Executive notifies the Board in writing regarding the existence of the condition(s) constituting Good Reason no later than thirty (30) days after Executive knows of the condition(s), the Company does not, or does not cause the Bank to, cure said condition within thirty (30) days after receipt of Executive’s written notice and, in the event the Company or the Bank does not cure said condition, Executive terminates her employment within thirty (30) days after the period for curing said condition has expired without the Company or the Bank having cured same.

(k)            Person. For purposes of this Agreement, “Person” shall mean any individual or Entity.

(l)          Termination Date. For purposes of this Agreement, “Termination Date” means the date on which the term of this Agreement expires pursuant to Section 2 or on which the term of this Agreement is earlier terminated pursuant to Section 3.

2.             Term of Agreement. The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of [three (3)] years. Commencing on the first anniversary date of the Effective Date (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall automatically renew for an additional year such that the remaining term of this Agreement shall be [three (3)] years unless written notice of non-renewal (“Non-Renewal Notice”) is provided by either party at least ninety (90) days prior to any such Anniversary Date, in which event this Agreement shall terminate at the end of the then current term. Reference herein to the term of this Agreement shall refer to both the initial term and any extensions thereof.

3.             Change in Control Termination. For purposes of this Agreement, a “Change in Control Termination” means that:

(a)	Executive’s employment with the Employer is terminated by the Employer without Cause within the period beginning on the date the Employer enters into discussions with respect to a transaction which would if consummated constitute a Change in Control, and ending on the earlier of (i) twelve (12) months after the effectiveness of the Change in Control or (ii) abandonment of the transaction without the Change in Control having been consummated; or

(b)	(i) Executive’s employment with the Employer is terminated by Executive for Good Reason within the period beginning on the date the Employer enters into discussions with respect to a transaction which would if consummated constitute a Change in Control, and ending on the earlier of (i) twelve (12) months after the effectiveness of the Change in Control or (i) abandonment of the transaction without the Change in Control having been consummated.

(ii) For purposes of Section 3(b), a change in Executive’s title, duties, responsibilities or position following a Change in Control, whereby (1) Executive has the title, duties, responsibilities and position of President of the Employer and/or the surviving entity following a Change in Control, or the holding company thereof, and (2) Executive’s compensation and benefits are materially comparable to those to which she was entitled prior to the Change in Control, shall be deemed not to constitute a situation where Executive is not in a comparable position, and shall not be deemed to constitute a Change in Control Termination.

4.             Termination in Connection with a Change in Control. (a) If there is a Change in Control Termination pursuant to Section 3 and provided that the Change in Control is consummated, the Employer shall pay a lump-sum cash payment to Executive, or in the event of her subsequent death, to her designated beneficiary or beneficiaries, or her estate, as the case may be, an amount equal to 2 times the sum of (a) Executive’s salary at the highest rate in effect during the twelve (12) month period immediately preceding termination of Executive’s employment and (b) the average annual bonus paid to Executive with respect to the three (3) calendar-year period immediately preceding termination of Executive’s employment, such amount (the “Change Payment”) to be paid in a lump sum to Executive within sixty (60) days after the later of (i) the termination of Executive’s employment; or (ii) the date of the Change in Control, the exact date of payment to be determined in the sole discretion of the Employer; provided, however, that the Employer shall be relieved of its obligation to pay the Change Payment if Executive fails to sign and deliver to the Employer no later than twenty-one (21) days after the later of: (i) the termination of Executive’s employment; or (ii) the date of the Change in Control, a General Release and Waiver in the form attached to this Agreement as Exhibit A and that Release become effective and irrevocable. Additionally, if Executive becomes entitled to receive the Change Payment, and Executive timely elects to continue her health insurance benefits under Section 4980B of the Code (“COBRA”) upon termination of her employment, the Employer shall pay to the insurer or otherwise reimburse Executive, no less frequently than monthly, for Executive’s premiums for health insurance benefits continuation for Executive for the maximum period, not in excess of twelve (12) months after termination of Executive’s employment, for which Executive remains qualified for continuation under COBRA, with such payments to commence within sixty (60) days after the later of (i) the termination of Executive’s employment; or (ii) the date of the Change in Control, the exact date of payment to be determined in the sole discretion of the Employer, with the Executive entitled to receive within sixty (60) days after the date of the Change in Control reimbursement of any such premiums Executive paid to maintain such COBRA coverage prior to commencement of such payments. Notwithstanding the foregoing, if the twenty-one (21) day period in which Executive may deliver the Release and any applicable revocation period begins in one calendar year and ends in the following calendar year, the date on which payments will commence under this Section 4 shall be the first day of such following calendar year or, if later, the date on which the Release is delivered to the Employer and becomes effective and irrevocable. Notwithstanding anything to the contrary in this Section 4, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 6 hereof and (ii) any reduction required pursuant to Section 5 hereof, as applicable. For purposes hereof, base salary shall not include any item of overtime pay, bonuses, commissions, severance pay, expense allowances or reimbursements, moving expenses, income from the exercise of nonqualified stock options, the disposition of incentive stock options or shares purchased under any employee stock purchase plan, income from restricted stock or stock option awards, excess group life insurance premiums or other extraordinary items of compensation. The Employer’s payment of health insurance premiums is conditioned on the terms of the Employer’s health insurance policy then in place and Executive’s compliance with applicable federal and state laws and regulations.

5.             Section 280G. (a) If all or any portion of the payments and benefits provided to Executive under this Agreement, or any other payment or benefit (including under any plan or arrangement adopted in the future), would otherwise constitute “excess parachute payments” within the meaning of Section 280G of the Code (“Payments”), then the amount of such Payments shall be reduced to an amount that would result in there being no excess parachute payments; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate Payments to be provided, determined on an after-tax basis (taking into account the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). If any such reduction is necessary hereunder, cash payments shall be modified or reduced first, against the latest amounts otherwise payable, and then any other benefits on a prorated basis. Determination of whether the Payments would constitute an excess parachute payment, and the amount of reduction so that no excess parachute payments shall exist, shall be made, at the Employer’s expense, by the independent accounting firm employed by the Employer immediately prior to the occurrence of any Change in Control (the “Determination Firm”). The determination of the Determination Firm will be binding upon the Employer and Executive.

(b)           This Agreement contains covenants of Executive to refrain from certain activities deemed harmful to the Employer for a set period of time in exchange for the promises contained herein. If Executive is deemed eligible to receive Payments under this Agreement that could be subject to the Excise Tax, the Employer shall seek a valuation from the Determination Firm to determine the value of the covenants contained in this Agreement and such amount shall be allocated to such arrangements and be excluded from treatment as a Payment.

6.             Construction; Compliance with 409A, Delay in Payment. (a) It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be in accordance with Section 409A, and thus avoid the imposition of any excise tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that Executive shall be solely responsible for the payment of any excise tax or penalty which may be imposed or to which Executive may become subject as a result of the payment of any amounts under this Agreement.

(b)           Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered “nonqualified deferred compensation” that is to be made to Executive while she is a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six months following Executive’s “separation from service” (as determined in accordance with Section 409A), then to the extent that such payment is not otherwise permitted under Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier upon Executive’s death. To the extent that any payment to Executive which is payable in installments is required to be deferred pursuant to this Section 5(b), such deferred installments shall be paid on the first business day of the seventh month following Executive’s separation from service, or, if earlier upon Executive’s death, and any remaining installments shall be paid as scheduled. For purposes of this Agreement any payment to Executive which is payable in installments is represent the right to a series of separate payments.

(c)            The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose additional tax, penalty or interest on payments made to Executive pursuant to this Agreement. For purposes of this Agreement, termination of employment will be construed consistent with a “separation from service” under Section 409A of the Code, and all reimbursements shall be paid within the time required to avoid the imposition of any tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code.

7.	Confidentiality; Non-Competition; Non-Interference.

(a)            Confidential Information. Executive, during employment, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include (1) information that is or becomes public without a breach of the Agreement, (2) information that became available to the Executive on a non-confidential basis from a source not bound, to the Executive’s knowledge, by a non-disclosure agreement that covers the relevant information, (3) information that the Executive knows (and can demonstrate that she knows) before commencing employment with the Employer, and (4) information required to be disclosed by law after notice so that the Employer can contest the required disclosure or seek some other protection.

(b)            Nondisclosure. Executive hereby covenants and agrees that during the term of this Agreement and until the date twelve (12) months after the Termination Date (the “Restricted Period”), she shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Executive or any Affiliate of Executive or (iii) in connection with the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive and the Employer acknowledge and agree that nothing contained in this Section 7(b) shall be interpreted, construed, asserted or enforced by the Employer to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Further, nothing contained in this Agreement shall be interpreted, construed, asserted or enforced by the Employer to prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s providing information to any such agency as a whistleblower under applicable law or regulation.

(c)            Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Executive, or otherwise provided to or coming into the possession of Executive, that contain any Confidential Information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities. Promptly after a request by the Employer or the Termination Date, Executive shall take reasonable efforts to (i) return to the Employer all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Board, and Executive shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

(d)           Non-Competition. Executive hereby acknowledges and agrees that, during the course of employment, Executive has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Executive hereby covenants and agrees that during the Restricted Period, Executive shall not, without the prior approval of a majority of the Board (Executive not participating), at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any Competitive Business or to any Person that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a twenty-five (25) mile radius of the Bank’s headquarters or any Branch or office of the Bank Entities. Notwithstanding any provision hereof to the contrary, this Section 7(d) does not restrict Executive’s right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act; provided that her total ownership constitutes less than two percent (2%) of the outstanding securities of such company; (ii) to own, or during the Restricted Period to maintain ownership of (but not to acquire ownership of), passive investments in securities of any Entity that does not file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of Exchange Act; provided that her total ownership constitutes less than five percent (5%) of the outstanding securities of such company; or (iii) provide legal or investor services to a Competitive Business.

(e)            Non-Interference.

(i) Non-Solicitation of Customers. During the Restricted Period, Executive agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon, the customers of any Bank Entity with whom Executive has had material contact during the most recent twelve (12) months, including prospects of any Bank Entity with whom Executive had such contact during said most recent twelve (12) months (1) to solicit such customers or prospective customers for a Competitive Business (including, without limitation, any Competitive Business started by Executive) or for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity) or (2) to otherwise encourage any such customer to discontinue, reduce, or adversely alter the amount of its business with any Bank Entity. Executive acknowledges that, due to Executive’s relationship with the Employer, Executive will develop, or has developed, special contacts and relationships with the Employer’s customers and prospective customers, and that it would be unfair and harmful to the Employer if Executive took advantage of these relationships.

(ii) Non-Piracy of Employees. During the Restricted Period, Executive covenants and agrees that Executive shall not, directly or indirectly: (1) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of any Bank Entity who performed work for such Bank Entity within the six (6) month period prior to the solicitation or who was otherwise engaged or employed with any Bank Entity at the time of the termination of Executive’s employment with the Employer or (2) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with any Bank Entity, in either case until such employee or contractor has been terminated or separated from such Bank Entity for at least twelve (12) months.

(f)            Injunction. In the event of any breach or threatened or attempted breach of any provision of this Section 7 by Executive, the Employer shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

(g)           Reasonableness.

(i) Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictions and agreements set forth in this Section 7 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities. Executive further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain her ability to earn a livelihood.

(ii) If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Section 7 exceeds the maximum duration, geographical area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.             Successors and Assigns. This Agreement is and shall be binding upon, and inures to the benefit of, the Employer, its successors and assigns, and Executive and her heirs, executors, administrators, and personal and legal representatives.

9.             No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

10.           No Plan Created. Executive and the Employer expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and the Employer and Executive each expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of Executive or the Employer that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion or on whose behalf such assertion was made.

11.           No Additional Rights; Third Party Beneficiary. (a) This Agreement does not confer any right to employment, continuation of employment for any period, or any other right not specifically stated herein. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of Executive or the Employer that it does so shall be deemed a material breach of this Agreement by the party making such an assertion or on whose behalf such assertion was made.

(b)           This Agreement is for the benefit of the parties hereto and the Employer, and except as expressly stated herein with respect to the Employer, is not intended to be for the benefit of, or to be enforceable by, any other person.

12.           Certain Regulatory Events.

(a)            Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order.

(b)           If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Employer under this Agreement shall terminate as of the date of default.

(c)            If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits Executive from participating in the conduct of the Employer’s affairs, the Employer’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall promptly, (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

(d)           If the Bank is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the FDIC, then the Bank shall not be obligated to make such payment, and Executive shall have no right to receive such payment. If the Bank is prohibited from making a payment hereunder without the prior consent or approval of the FDIC or other Bank Regulatory Agency, then the Bank shall not be obligated to make such payment, and Executive shall have no right to receive such payment, unless such consent or approval is received.

(e)            The occurrence of any of the events described in paragraphs (a), (b), and (c) of this Section 12 may be considered by the Employer in connection with a termination for Cause.

13.           Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

To:	David W. Pijor

Chief Executive Officer

FVCBankcorp, Inc.

11325 Random Hills Road

Fairfax, VA 22030

dpijor@fvcbank.com

To:	Patricia A. Ferrick

President

FVCBankcorp, Inc.

11325 Random Hills Road

Fairfax, VA 22030

pferrick@fvcbank.com

14.           Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties.

15.           Applicable Law. Except to the extent preempted by Federal law, the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles, shall govern this Agreement in all respects.

16.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.           Headings. Headings contained herein are for convenience of reference only.

18.           Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof. Not in limitation of the foregoing, this Agreement supersedes in its entirety that certain Change in Control Agreement, dated as of March 9, 2018, by and between the Company and Executive, which Change in Control Agreement is hereby terminated and of no further force or effect.

19.           Legal Fees. If, after a Change in Control, (a) the Employer has failed to comply with any of its obligations under this Agreement, or (b) the Employer or any other person (other than Executive) has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from Executive the benefits intended to be provided to Executive hereunder (including any payment pursuant to Section 4 of this Agreement), the Employer irrevocably authorizes Executive from time to time to retain counsel of her choice, at the Employer’s expense, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any of its affiliated companies or any of their successors or any director, officer, shareholder, or other person affiliated with the Employer or any of its affiliated companies or any of their successors. The fees and expenses of counsel selected from time to time by Executive as provided in this Section 19 shall be paid or reimbursed to Executive by the Employer, whether suit or an arbitration proceeding has been brought or not and regardless of which party prevails in the suit or arbitration proceeding, no later than thirty (30) days after incurred by Executive, subject to receipt of appropriate substantiation. The Employer’s obligation to pay Executive’s legal fees provided by this Section 19 operates separately from and in addition to any legal fee reimbursement obligation the Employer has with Executive under any separate severance or other agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have set their respective hands, duly authorized, as of the date and year first above written.

FVCBANKCORP, INC.

By:	/s/David W. Pijor
Name:	David W. Pijor
Title:	Chairman and CEO

FVCBANK

By:	/s/Jennifer L. Deacon
Name:	Jennifer L. Deacon
Title:	EVP and Chief Financial Officer

EXECUTIVE

/s/ Patricia A. Ferrick
Patricia A. Ferrick

Attachment A

Form of

General Release and Waiver of All Claims

Patricia A. Ferrick (“you”) executes this General Release and Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 4 of that certain Amended and Restated Change in Control Agreement (the “Change in Control Agreement”), dated March 16, 2021, by and among you, FVCBankcorp, Inc. (the “Company”) and FVCbank (the “Bank”, and together with the Company, the “Employer”). All capitalized terms used but not otherwise defined herein shall have the same meaning as in the Employment Agreement.

1. RELEASE.

You hereby release and forever discharge the Employer, its Affiliates and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents, successors, predecessors, subsidiaries, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release. Notwithstanding the foregoing, excluded from the operation of this release are any right(s) of indemnification which you may have for any liabilities arising from your actions within the course and scope of your employment with any Bank entities and any claims which cannot be waived by law.

2. WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); and any other state, local and federal employment, human rights and civil rights laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

3. NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

4. RETURN OF PROPERTY.

You certify that you have fully complied with Section 7(c) of the Change in Control Agreement.

5. REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Board (or in the event that you are the Chairman of the Board, the Chairman of the Compensation Committee or comparable committee of the Board) must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under the Change in Control Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Release, as of the day and year set forth below opposite your signature.

/s/ Patricia A. Ferrick	3/16/2021
Patricia A. Ferrick	Date

FVCBANKCORP., INC.

By:	/s/ David W. Pijor	3/16/2021
Name:	David W. Pijor	Date
Title:	Chairman and CEO

FVCBANK

By:	/s/Jennifer L. Deacon	3/16/2021
Name:	Jennifer L. Deacon	Date
Title:	EVP and Chief Financial Officer